Exhibit 99(a)

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL APPOINTS MICHAEL D. WHITE TO BOARD

BENTON HARBOR, Mich., June 15, 2004—The board of directors of Whirlpool Corporation (NYSE: WHR) today announced the appointment of Michael D. White, chairman and chief executive officer of PepsiCo International, to the board. White’s appointment increases the size of Whirlpool’s board to 12 members.

As head of PepsiCo International, White, 52 years old, oversees all of PepsiCo’s beverage, snack and food operations outside the U.S. and Canada.

Prior to taking charge of PepsiCo International in February 2003, White had been president and CEO of PepsiCo’s Frito-Lay division in Europe, Africa and the Middle East. Among his other earlier positions with PepsiCo, which he joined in 1990 as vice president of planning, were senior vice president and chief financial officer for PepsiCo., Inc.; executive vice president and chief financial officer for Pepsi-Cola Company worldwide; and executive vice president and chief financial officer of Frito-Lay International.

“Mike has a proven track record in establishing and building a global consumer brand, which is at the heart of Whirlpool’s brand value creation strategy,” said David R. Whitwam, Whirlpool’s chairman and chief executive officer. “He will be a valued addition to our board, assisting us in our continued success in establishing Whirlpool’s brands around the world as the most trusted and dependable home appliances in the industry.”

Before joining PepsiCo, White was a senior vice president at Avon Products, Inc., and a management consultant at Bain & Company and Arthur Andersen & Co. He holds a master’s degree in international relations from Johns Hopkins University and a bachelor’s degree from Boston College.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

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